Exhibit 10.5

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of February 26, 2024 (the “Effective Date”), among Great Ajax Corp., a Maryland corporation (the “Company”), Great Ajax Operating Partnership L.P., a Delaware limited partnership (the “Operating Partnership”), Thetis Asset Management LLC, a Delaware limited liability company (the “Manager”), and Rithm Capital Corp., a Delaware corporation (the “Purchaser”).

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company, the Operating Partnership, the Manager and the Purchaser hereby agree as follows:

ARTICLE 1.

PURCHASE AND SALE

1.1              Common Stock. On the Closing Date (as defined below), upon the terms and subject to the conditions set forth herein, including the Company Stockholder Approval (as defined below), the Company agrees to sell and issue, and the Purchaser agrees to purchase, $14.0 million in shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at a purchase price per share equal to the trailing five-day average closing price of the Common Stock (the “Purchase Price”) on the New York Stock Exchange (“NYSE”), as calculated over the five days preceding the Effective Date.

1.2              Warrant Agreement.

(a)               On the Rithm Warrant Issuance Date (as defined in the Credit Agreement, dated as of the date hereof, by and among the Company and the Lenders, the Administrative Agent and the Collateral Agent identified therein (the “Loan Agreement”)), the Company agrees to issue, and the Purchaser agrees to accept (or to designate one of its subsidiaries or other affiliates to accept), warrants (the “Warrants”) representing the right of the Purchaser (or a designated subsidiary or other affiliate of the Purchaser) to purchase a number of shares of Common Stock (the “Warrant Shares”) equal to, (a)(i) if the Rithm Warrant Issuance Date is occurring because of the occurrence of the closing of the transactions contemplated by the Loan Agreement (the “Loan Closing Date”), the greater of 50% of (x) $35,000,000 or (y) the principal balance of the Loan (as defined in the Loan Agreement) immediately after the time the Loan is funded on the Loan Closing Date or, (ii) if the Rithm Warrant Issuance Date is occurring because of the Existing Convertible Notes Redemption or the Commitment Termination Date (each as defined in the Loan Agreement), 50% of $35,000,000, in each case, divided by (b) the Exercise Price (as defined in the Warrant Agreement), to be issued on the terms and subject to the conditions set forth in the Warrant Agreement (the “Warrant Agreement”), to be entered into in the form attached hereto as Exhibit A, by and between the Company and Equiniti Trust Company, in its capacity as the Company’s warrant agent (the “Warrant Agent”). The Warrants and the Shares are hereinafter collectively called the “Securities.”

1.3              Deliveries.

(a)             On the Rithm Warrant Issuance Date, the Company shall issue, or cause to be issued, the Warrants to the Purchaser and shall deliver to the Purchaser (or its designated custodian per its delivery instructions) the Warrant Agreement duly executed by the Company and the Warrant Agent.

(b)             The completion of the purchase and sale of the Shares being purchased hereunder (the “Closing”) shall occur remotely via the exchange of documents and signatures on the Business Day following the satisfaction of all conditions for Closing set forth below (the “Closing Conditions”), other than Closing Conditions that by their nature are to be satisfied or, if applicable, waived at the Closing, or on such later date or at such different location as the parties shall agree to in writing (the “Closing Date”). “Business Day” shall mean any day other than (i) a Saturday or a Sunday, or (ii) a day on which commercial banks in New York City, New York are authorized or required by applicable Law to close.

(c)               At the Closing, the Purchaser shall deliver, or cause to be delivered, to an account designated by the Company, via wire transfer of immediately available funds, the Purchase Price as set forth in Section 1.1 above, and the Company shall deliver, or cause to be delivered, to the Purchaser (or its designated custodian per its delivery instructions) the Shares issuable to the Purchaser pursuant to this Agreement in electronic, book-entry form, registered in the name of the Purchaser, or confirmation of instruction given by the Company to Equiniti Trust Company, LLC, in its capacity as the Company’s transfer agent for the Common Stock (the “Transfer Agent”), to register the Shares in electronic, book-entry form with respect to the number of Shares set forth in Section 1.1 above and bearing an appropriate legend referring to the fact that the Shares were sold in reliance upon the exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 4(a)(2) thereof.

1.4              Closing Conditions.

(a)             The obligations of the Company hereunder in connection with the Closing are subject to the following conditions being met:

(1)               receipt by the Company of the required approval (such approval, the “Company Stockholder Approval”) at the annual or special meeting (the “Stockholder Meeting”) of the Company’s stockholders held to obtain the approval of the Company’s stockholders in connection with (i) the entry by the Company into a Management Agreement by and among the Company, the Operating Partnership and RCM GA Manager, LLC, a Delaware limited liability company and an affiliate of the Purchaser, dated as of the Closing Date, a form of which is attached hereto as Exhibit B (the “Rithm Management Agreement”), (ii) the election of one (1) director designated by the Purchaser and two (2) independent directors to the Company’s board of directors (the “Company Board”) and (iii) Section 312.03 of the NYSE Listed Company Manual in order for the Company to issue 20% or more of its Common Stock in connection with the Transaction Documents (as defined below) (collectively, the “Stockholder Proposals”);

(2)               the accuracy in all material respects on the Closing Date of the representations and warranties made by the Purchaser (unless as of a specific date therein, in which case they shall be accurate as of such date);

(3)               a certificate, to the effect set forth in the preceding clauses (a)(2) signed by an authorized officer of the Purchaser and dated as of the Closing Date;

(4)               receipt by the Company of a wire transfer to the account designated by the Company of immediately available funds in the full amount of the Purchase Price for the Shares being purchased hereunder;

(5)               receipt by the Company of an applicable IRS Form W-8 or W-9 from the Purchaser; and

(6)               entry of the Purchaser and the Company to the Loan Agreement and receipt by the Company of the proceeds of the Term Loan.

(b)             The obligations of the Purchaser hereunder in connection with the Closing are subject to the following conditions being met:

(1)               the accuracy in all material respects when made and on the Closing Date of the representations and warranties of the Company, the Operating Partnership and the Manager contained herein (unless as of a specific date therein, in which case they shall be accurate as of such date); provided, that the representations and warranties of the Company or the Manager (A) set forth in Sections 2.1(b), 2.1(h), 2.1(i), 2.1(j), 2.1(l), 2.2(a) and 2.2(f) or (B) that are qualified by materiality (including Material Adverse Effect or Manager Material Adverse Effect (each as defined below)) shall require accuracy in all respects;

(2)               the fulfillment in all material respects of those undertakings of the Company and the Manager to be fulfilled prior to the Closing;

(3)               a certificate, dated as of the Closing Date, in a form reasonably satisfactory to and approved by the Purchaser, signed by an authorized officer of the Company, certifying that the conditions in the preceding clauses (b)(1) and (b)(2) (in each case, solely with respect to the Company) have been fulfilled;

(4)               a certificate, dated as of the Closing Date, in a form reasonably satisfactory to and approved by the Purchaser, signed by an authorized officer of the Manager, certifying that the conditions in the preceding clauses (b)(1) and (b)(2) (in each case, solely with respect to the Manager) have been fulfilled;

(5)               receipt by the Purchaser of a termination and release agreement, dated on or before the Closing Date, among the Company, the Operating Partnership, the Manager and, solely for the purposes of Section 5 thereof, Rithm Capital Corp., a form of which is attached hereto as Exhibit C (the “Management Termination and Release Agreement”), which shall have been duly executed by the Company, the Operating Partnership, the Manager and Rithm Capital Corp., pursuant to which, among other things, the Third Amended and Restated Management Agreement, dated as of April 28, 2020, by and among the Company, the Operating Partnership and the Manager (as amended, the “Management Agreement”) shall be terminated;

(6)               receipt by the Purchaser of a legal opinion from Mayer Brown LLP, counsel to the Company, the Operating Partnership and the Manager, dated as of the Closing Date and in form and substance reasonably satisfactory to the Purchaser, as to the status of the Company as a real estate investment trust (a “REIT”); provided that, prior to rendering such opinion, the Purchaser shall be given a reasonable opportunity to review representations contained in the accompanying officer’s certificate and finds them reasonably acceptable;

(7)               receipt by the Purchaser of the Registration Rights Agreement, dated as of the Closing Date, between the Company and the Purchaser, a form of which is attached hereto as Exhibit D (the “Registration Rights Agreement”), which shall have been duly executed by the Company;

(8)               the resignation of the members of the Company Board (as defined below), other than Paul Friedman and Mary Haggerty;

(9)               the surrender or disposition of the Company’s equity ownership (including the warrants held by the Company) in Gregory Funding LLC;

(10)             the qualification of the Purchaser as a Registered Investment Advisor under the Investment Advisers Act of 1940, as amended;

(11)             receipt by the Purchaser of the Rithm Management Agreement, which shall have been duly executed by the Company and the Operating Partnership; and

(12)             receipt by the Purchaser of the Shares issuable to the Purchaser pursuant to this Agreement in electronic, book-entry form, registered in the name of the Purchaser, or confirmation of instruction given by the Company to the Transfer Agent to register the Shares in electronic, book-entry form with respect to the number of Shares set forth in Section 1.1 above and bearing an appropriate legend referring to the fact that the Shares were sold in reliance upon the exemption from registration under the Securities Act, provided by Section 4(a)(2) thereof.

ARTICLE 2.

REPRESENTATIONS AND WARRANTIES

2.1             Representations, Warranties and Covenants of the Company and the Operating Partnership. The Company and the Operating Partnership, jointly and severally, hereby represent and warrant to, and covenant with, the Purchaser as of the date of this Agreement and the Closing Date, unless otherwise specified:

(a)             The Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”), since January 1, 2023. The SEC Reports (i) as of the time they were filed (or if subsequently amended, when amended, and as of the date hereof), complied, and comply, in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not, at the time they were filed (or if subsequently amended or superseded by an amendment or other filing, then, on the date of such subsequent filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b)             Each of the Company and each of the subsidiaries of the Company identified in Exhibit 21.1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 (each, a “Subsidiary” and collectively, the “Subsidiaries”) has been duly incorporated, formed or organized and is validly existing as a corporation, general or limited partnership or limited liability company in good standing under the laws of its respective jurisdiction of incorporation, formation or organization with full power and authority to own its respective properties and to conduct its respective businesses as described in the SEC Reports, and, in the case of the Company and the Operating Partnership, to execute and deliver this Agreement, the Registration Rights Agreement, the Loan Agreement, the Rithm Management Agreement and the Warrant Agreement (collectively, the “Transaction Documents”) and to consummate the transactions contemplated herein and therein.

(c)             The Company and each of the Subsidiaries is duly qualified or licensed and in good standing in each jurisdiction in which it conducts its businesses or in which it owns or leases real property or otherwise maintains an office and in which the failure, individually or in the aggregate, to be so qualified or licensed would have a material adverse effect on the assets, business, operations, earnings, prospects, properties or condition (financial or otherwise) of the Company and the Subsidiaries taken as a whole (any such effect or change, where the context so requires, is hereinafter called a “Material Adverse Effect”). Except as disclosed in the SEC Reports, no Subsidiary is prohibited or restricted, directly or indirectly, from paying dividends to the Company, or from making any other distribution with respect to such Subsidiary’s capital stock or from repaying to the Company or any other Subsidiary any amounts that may from time to time become due under any loans or advances to such Subsidiary from the Company or such other Subsidiary, or from transferring any such Subsidiary’s property or assets to the Company or to any other Subsidiary. Other than as disclosed or described in the SEC Reports, neither the Company nor any Subsidiary owns, directly or indirectly, any capital stock or other equity securities of any other corporation or any ownership interest in any partnership, joint venture or other association.

(d)             The Company and the Subsidiaries are in compliance in all material respects with all applicable laws, rules, regulations, orders, decrees and judgments, including those relating to transactions with affiliates.

(e)             Neither the Company nor any Subsidiary is in breach of or in default under (nor has any event occurred that with notice, lapse of time, or both would constitute a breach of, or default under), (i) its respective charter, bylaws, agreement of limited partnership, operating agreement or other similar organizational documents (the “Organizational Documents”), (ii) the performance or observance of any obligation, agreement, covenant or condition contained in any contract, license, indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument to which the Company or any Subsidiary is a party or by which any of them or their respective properties is bound, or (iii) any federal, state, local or foreign law, regulation or rule or any decree, judgment, permit or order (each, a “Law”) applicable to the Company or any Subsidiary, except, in the case of clauses (ii) and (iii) above, for such breaches or defaults that would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(f)              The issuance and sale of the Securities, the execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated herein and thereunder (including the issuance upon any exercise of the Warrants of the Warrant Shares) will not (A) conflict with, or result in any breach of, or constitute a default under (nor constitute any event that, with notice, lapse of time or both, would constitute a breach of, or default under), (i) any provision of the Organizational Documents of the Company or any Subsidiary, (ii) any provision of any contract, license, indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument to which the Company or any Subsidiary is a party or by which any of them or their respective properties may be bound or affected, or under any Law applicable to the Company or any Subsidiary, except in the case of this clause (ii) for such breaches or defaults that would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect; or (B) result in the creation or imposition of any lien, charge, claim or encumbrance upon any property or asset of the Company or any Subsidiary. The Company has reserved from its duly authorized capital stock the maximum number of Warrant Shares issuable pursuant to the Warrants.

(g)             The consolidated financial statements, including the notes thereto, included in the SEC Reports present fairly the consolidated financial position of the Company and the Subsidiaries as of the dates indicated and their consolidated results of operations and changes in financial position and cash flows for the periods specified; such financial statements have been prepared in conformity with generally accepted accounting principles as applied in the United States (“GAAP”) and on a consistent basis during the periods involved and in accordance with Regulation S-X promulgated by the United States Securities and Exchange Commission (the “Commission”); all disclosures contained in the SEC Reports, or incorporated by reference therein, regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply with Regulation G of the Exchange Act and Item 10 of Regulation S-K of the Securities Act, to the extent applicable.

(h)             All of the outstanding shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and nonassessable. All of the outstanding shares of capital stock, partnership interests and membership interests, as the case may be, of the Subsidiaries have been duly authorized and are validly issued, fully paid and nonassessable securities thereof and, except as disclosed in the SEC Reports, all of the outstanding shares of capital stock, partnership interest or membership interests, as the case may be, of the Subsidiaries are directly or indirectly owned of record and beneficially by the Company. Except as disclosed in the SEC Reports, there are no outstanding (i) securities or obligations of the Company or any of the Subsidiaries convertible into or exchangeable for any capital stock of the Company or any such Subsidiary, (ii) warrants, rights or options to subscribe for or purchase, from the Company or any such Subsidiary, any such capital stock or any such convertible or exchangeable securities or obligations or (iii) obligations of the Company or any such Subsidiary to issue any shares of capital stock, any such convertible or exchangeable securities or obligation, or any such warrants, rights or options. All issued and outstanding units of partnership interest in the Operating Partnership owned by the Company are owned free and clear of any perfected security interest or any other security interests, claims, liens or encumbrances.

(i)               When issued and delivered to the Purchaser against payment therefor on the Closing Date pursuant to this Agreement, the Shares will be duly and validly authorized and issued, fully paid and non-assessable, and will not be subject to any statutory and contractual preemptive rights, first refusal rights or similar rights, and the issuance of the Shares will not be in violation of the Organizational Documents of the Company or any contract or agreement with any person. The Shares, when issued and delivered against payment therefor as provided herein, will be free of any restriction upon the voting or transfer thereof pursuant to the Company’s Charter (as defined below) or bylaws or any agreement or other instrument to which the Company is a party other than the restrictions on ownership and transfer set forth in the Company’s Charter.

(j)              The Warrants have been duly and validly authorized and, when issued by the Company, will not have been issued in violation of the Organizational Documents of the Company or any contract or agreement with any person. The Warrant Shares have been duly and validly authorized and reserved for issuance by the Company, and, when issued upon exercise of the Warrants in accordance with the terms of the Warrant Agreement, will be fully paid and nonassessable, and the issuance of the Warrant Shares, if any, will not be subject to any statutory or contractual preemptive right, right of first refusal or other similar rights, and the issuance of the Warrant Shares will not be in violation of the Organizational Documents of the Company or any contract or agreement with any person; the Warrant Shares, when issued and delivered against payment therefor as provided in the Warrant Agreement, will be free of any restriction upon the voting or transfer thereof pursuant to the Company’s Charter or bylaws or any agreement or other instrument to which the Company is a party other than the restrictions on ownership and transfer set forth in the Company’s Charter.

(k)             No approval, authorization, consent or order of or filing with any federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency is required in connection with the execution, delivery and performance of the Transaction Documents by the Company or the Operating Partnership, as applicable, its consummation of the transactions contemplated herein or thereunder (including the Company’s sale and delivery of the Shares and the Company’s issuance of the Warrant Shares upon exercise of the Warrants), other than such as have been obtained, or will have been obtained, at the Closing Date.

(l)              Each of the Transaction Documents has been duly authorized, executed and delivered by the Company and the Operating Partnership, as applicable, and each is a legal, valid and binding agreement of the Company and the Operating Partnership, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and by general equitable principles.

(m)            There are no actions, suits, proceedings, inquiries or investigations pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary or any of their respective officers and directors or to which the properties, assets or rights of any such entity are subject, at law or in equity, before or by any federal, state, local or foreign governmental or regulatory commission, board, body, authority, arbitral panel or agency, which could result in a judgment, decree, award or order that could, or could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(n)             Moss Adams LLP, whose reports on the consolidated financial statements of the Company and the Subsidiaries are filed with the Commission as part of the SEC Reports, is, and was during the periods covered by its reports, an independent registered public accounting firm as required by the Securities Act and the Exchange Act, and is registered with the Public Company Accounting Oversight Board.

(o)             Each of the Company and the Subsidiaries has timely filed all tax returns required to be filed (except in any case in which the failure to so file would not, or would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect) and has paid all taxes required to be paid and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing would otherwise be delinquent, except, in all cases, for any such tax, assessment, fine or penalty that is being contested in good faith and except in any case in which the failure to so pay would not, or would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

(p)             The descriptions in the SEC Reports of the legal or governmental proceedings, contracts, leases and other legal documents therein described present fairly the information required to be shown, and there are no legal or governmental proceedings, contracts, leases, or other documents of a character required to be described in the SEC Reports or to be filed as exhibits to the SEC Reports that are not described or filed as required. All agreements between the Company or any of the Subsidiaries and third parties expressly referenced in the SEC Reports are legal, valid and binding obligations of the Company or one or more of the Subsidiaries, enforceable in accordance with their respective terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles.

(q)             Each of the Company and the Subsidiaries maintains insurance (issued by insurers of recognized financial responsibility) of the types and in the amounts generally deemed adequate for their respective businesses and consistent with insurance coverage maintained by similar companies in similar businesses, including, but not limited to, insurance covering real and personal property owned or leased by the Company and the Subsidiaries against theft, damage, destruction, acts of vandalism and all other risks customarily insured against, all of which insurance is in full force and effect.

(r)              Each of the Company and the Subsidiaries has all necessary licenses, authorizations, consents and approvals and has made all necessary filings required under any Law and in connection with the issuance and sale of the Securities, the Warrant Shares to be issued upon exercise of the Warrants, or the consummation by the Company and the Operating Partnership of the transactions contemplated hereby, other than the registration of the Shares or the Warrant Shares upon exercise of the Warrants under the Securities Act, which has been or will be effected. Each of the Company and the Subsidiaries has obtained all necessary licenses, authorizations, consents and approvals from other persons required in order to conduct their respective businesses as described in the SEC Reports, except to the extent that any failure to have any such licenses, authorizations, consents or approvals, to make any such filings or to obtain any such authorizations, consents or approvals would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect; neither the Company nor any of the Subsidiaries is required by any applicable law to obtain accreditation or certification from any governmental agency or authority in order to provide the products and services that it currently provides or that it proposes to provide as set forth in the SEC Reports; neither the Company, nor any of the Subsidiaries is in violation of, in default under, or has received any notice regarding a possible violation, default or revocation of any such license, authorization, consent or approval or any federal, state, local or foreign law, regulation or rule or any decree, order or judgment applicable to the Company or any of the Subsidiaries the effect of which could reasonably be expected to result in a Material Adverse Effect; and no such license, authorization, consent or approval contains a materially burdensome restriction that is not adequately disclosed in the SEC Reports.

(s)             Each of the Company and the Subsidiaries have good and marketable title in fee simple to all real property, if any, and good title to all personal property owned by them, in each case free and clear of all liens, security interests, pledges, charges, encumbrances, mortgages and defects, except such as are disclosed in the SEC Reports or such as do not materially and adversely affect the value of such property and do not interfere with the use made or proposed to be made of such property by the Company and the Subsidiaries; and any real property and buildings held under lease by the Company or any Subsidiary are held under valid, existing and enforceable leases, with such exceptions as are disclosed in the SEC Reports or are not material and do not interfere with the use made or proposed to be made of such property and buildings by the Company or such Subsidiary.

(t)              The Company and each of the Subsidiaries maintain effective internal control over financial reporting (as defined under Rules 13a-15 and 15d-15 under the Exchange Act) and a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) the interactive data in eXtensible Business Reporting Language incorporated by reference in the SEC Reports fairly presents the information called for in all material respects and is prepared in accordance with the Commission’s rules and guidelines applicable thereto; and since the date of the last audited financial statements of the Company included in the SEC Reports, the Company is not aware of (a) any significant deficiency or material weakness in the design or operation of its internal controls over financial reporting that is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information to management and the Company Board, or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(u)             The Company and each of the Subsidiaries have established and maintain disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act), which (i) are designed to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, and (ii) are effective in all material respects to perform the functions for which they were established.

(v)             There is and has been no failure on the part of the Company and the Subsidiaries and any of the officers and directors of the Company and the Subsidiaries, in their capacities as such, to comply in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder and with which the Company is required to comply, including Section 402 related to loans and Sections 302 and 906 related to certifications.

(w)             Commencing with its taxable year ended December 31, 2014, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (“Code”); the present and contemplated method of operation of the Company and the Subsidiaries does and will enable the Company to continue to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2024, and thereafter and all statements regarding the Company’s qualification and taxation as a REIT and descriptions of the Company’s organization and method of operation (inasmuch as they relate to the Company’s qualification and taxation as a REIT) set forth in the SEC Reports are accurate and fair summaries of the legal or tax matters described therein in all material respects.

(x)             The Company and each Subsidiary owns or possesses adequate licenses or other rights to use all patents, trademarks, service marks, trade names, copyrights, software and design licenses, trade secrets, manufacturing processes, other intangible property rights and know-how (collectively “Intangibles”) necessary to entitle the Company and each Subsidiary to conduct its business as described in the SEC Reports, and neither the Company nor any Subsidiary has received notice of infringement of or conflict with (and neither the Company nor any Subsidiary knows of any such infringement of or conflict with) asserted rights of others with respect to any Intangibles that would, or would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(y)             Except for the financial advisory fee to Piper Sandler & Co. and BTIG, LLC, no brokerage or finder’s fees or commissions are or will be payable by the Company or any of the Subsidiaries to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the transactions contemplated herein.

(z)             Neither the Company nor any of its Subsidiaries is, and after giving effect to the offering and sale of the Securities or the issuance of any Warrant Shares following exercise of the Warrants will be, an “investment company” or an entity “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940.

(aa)            The Shares, and the Warrant Shares will, when issued, conform in all material respects to the descriptions thereof contained in the SEC Reports, this Agreement and the Articles of Amendment and Restatement of the Company, effective as of June 30, 2014 (as amended and supplemented, the “Charter”) and the Warrants conform in all material respects to the descriptions thereof contained in this Agreement and the Warrant Agreement.

(bb)           Except as disclosed in the SEC Reports, there are no persons with registration or other similar rights to have any equity or debt securities, including securities that are convertible into or exchangeable for equity securities, registered pursuant to any registration statement or otherwise registered by the Company or the Operating Partnership under the Securities Act, all of which registration or similar rights are fairly summarized in the SEC Reports.

(cc)            Except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, neither the Company nor the Subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos-containing materials or mold (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”). Each of the Company and the Subsidiaries has all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements. There are no pending or, to the knowledge of the Company or the Operating Partnership, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating to any Environmental Law against the Company or the Subsidiaries. To the knowledge of the Company or the Operating Partnership, there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company or the Subsidiaries relating to Hazardous Materials or any Environmental Laws.

(dd)           Neither the Company nor any Subsidiary is in violation of or has received notice of any violation with respect to any federal or state law relating to discrimination in the hiring, promotion or pay of employees, nor any applicable federal or state wages and hours law, nor any state law precluding the denial of credit due to the neighborhood in which a property is situated, the violation of any of which would, or would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(ee)            The Company and each of the Subsidiaries are in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, including the regulations and published interpretations thereunder (“ERISA”); no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Company or any of the Subsidiaries would have any liability; the Company and each of the Subsidiaries have not incurred and do not expect to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (ii) Section 412 or 4971 of the Code; and each “pension plan” for which the Company and each of its Subsidiaries would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

(ff)             Except as otherwise disclosed in the SEC Reports, there are no outstanding loans, extensions of credit or advances or guarantees of indebtedness by the Company or any of the Subsidiaries to or for the benefit of any of the officers or directors of the Company or any of the Subsidiaries or any of the members of the families of any of them.

(gg)           All securities issued by the Company, any of the Subsidiaries or any trusts established by the Company or any Subsidiary, have been or will be issued and sold in compliance with (i) all applicable federal and state securities laws, (ii) the laws of the applicable jurisdiction of incorporation of the issuing entity and, (iii) to the extent applicable to the issuing entity, the requirements of the NYSE.

(hh)           No relationship, direct or indirect, exists between or among the Company or any of the Subsidiaries on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company or any of the Subsidiaries on the other hand, which is required by the Securities Act to be described in the SEC Reports, which is not so described.

(ii)              There are no existing or, to the knowledge of the Company or the Operating Partnership, threatened labor disputes with the employees of the Company or any of the Subsidiaries that would, or would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect; no labor dispute exists between any officers of the Company, on the one hand, and the employer of each such individual on the other hand.

(jj)              Neither the Company nor any of the Subsidiaries, nor any officer or director purporting to act on behalf of the Company or any of the Subsidiaries, nor the Manager or its affiliates acting on behalf of the Company or any of the Subsidiaries, has at any time (i) made any unlawful contributions to any candidate for political office, or failed to disclose fully any such contributions, in violation of Law, (ii) made any payment to any state, federal or foreign governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or allowed by applicable law, (iii) made any payment outside the ordinary course of business to any investment officer or loan broker or person charged with similar duties of any entity to which the Company or any of the Subsidiaries sells or from which the Company or any of the Subsidiaries buys loans or servicing arrangements for the purpose of influencing such agent, officer, broker or person to buy loans or servicing arrangements from or sell loans to the Company or any of the Subsidiaries, or (iv) engaged in any transactions, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds that have been and are reflected in the normally maintained books and records of the Company and the Subsidiaries; neither the Company nor any of the Subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee or affiliate of such entities is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Company and the Subsidiaries and, to the knowledge of the Company, their affiliates have conducted their businesses in compliance with the FCPA.

(kk)           Neither the Company nor the Subsidiaries, nor, to the Company’s or the Operating Partnership’s knowledge, any employee or agent of the Company or the Subsidiaries, has made any payment of funds of the Company or the Subsidiaries or received or retained any funds in violation of any law, rule or regulation, including without limitation, the “know your customer” and anti-money laundering laws of any jurisdiction (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or the Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company or the Operating Partnership, threatened.

(ll)              Neither the Company nor the Subsidiaries, nor, to the knowledge of the Company or the Operating Partnership, any director, officer, agent, employee or affiliate of the Company or the Subsidiaries, nor the Manager or its affiliates acting on behalf of the Company or any Subsidiary, is currently subject to any U.S. sanctions administered by the United States Government, including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”); and the Company will not directly or indirectly use the proceeds of the offering of the Securities hereunder, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject of Sanctions or in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions. For the past five years, the Company and the Subsidiaries have not knowingly engaged in and are not now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any country subject to Sanctions.

(mm)         Subsequent to the respective dates as of which information is given in the SEC Reports, and except as may be otherwise stated in such documents, there has not been (A) any Material Adverse Effect or any development that could reasonably be expected to result in a Material Adverse Effect, whether or not arising in the ordinary course of business, (B) any transaction that is material to the Company and the Subsidiaries taken as a whole, contemplated or entered into by the Company or any of the Subsidiaries, (C) any obligation, contingent or otherwise, directly or indirectly incurred by the Company or any Subsidiary that is material to the Company and the Subsidiaries taken as a whole, or (D) any dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

2.2              Representations and Warranties of the Manager. The Manager hereby makes the following representations and warranties to the Purchaser as of the date hereof, unless otherwise specified:

(a)              The Manager has been duly organized and is validly existing as a limited liability company in good standing under the laws of the state of Delaware with full power and authority to own its respective properties and to conduct its respective businesses as described in the SEC Reports and to consummate the transactions contemplated herein.

(b)              The Manager is duly qualified or licensed and in good standing in each jurisdiction in which it conducts its businesses or in which it owns or leases real property or otherwise maintains an office and in which the failure, individually or in the aggregate, to be so qualified or licensed would have a material adverse effect on the assets, business, operations, earnings, prospects, properties or condition (financial or otherwise) of the Manager, including the Manager’s provision of management and other services to the Company and the Subsidiaries (any such effect or change, where the context so requires, is hereinafter called a “Manager Material Adverse Effect”).

(c)              The Manager is in compliance in all material respects with all applicable laws, rules, regulations, orders, decrees and judgments, including those relating to transactions with affiliates.

(d)             The Manager is not in breach of or in default under (nor has any event occurred that with notice, lapse of time, or both would constitute a breach of, or default under), (i) its operating agreement, bylaws or other similar organizational documents (the “Manager Organizational Documents”), (ii) the performance or observance of any obligation, agreement, covenant or condition contained in any license, indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument to which the Manager is a party or by which any of it or its respective properties is bound (together with the Manager Organizational Documents, the “Manager Agreements”), or (iii) any Law applicable to the Manager, except, in the case of clauses (ii) and (iii) above, for such breaches or defaults which would not, or would not reasonably be expected to, individually or in the aggregate, have a Manager Material Adverse Effect.

(e)             The execution, delivery and performance of this Agreement and consummation of the transactions contemplated herein, and compliance by the Manager with its obligations under the Management Termination and Release Agreement, will not: (A) conflict with, or result in any breach of, or constitute a default under (nor constitute any event that, with notice, lapse of time, or both would constitute a breach of, or default under), (i) any provision of the Manager Organizational Documents, or (ii) any provision of any contract, license, indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument to which the Manager is a party or by which any of it or its respective properties may be bound or affected, or under any Law applicable to the Manager, except in the case of this clause (ii) for such breaches or defaults that would not, or would not reasonably be expected to, individually or in the aggregate, have a Manager Material Adverse Effect; or (B) result in the creation or imposition of any lien, charge, claim or encumbrance upon any property or asset of the Manager.

(f)               This Agreement has been duly authorized, executed and delivered by the Manager and is a legal, valid and binding agreement of the Manager enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and by general equitable principles.

(g)             The Manager has all necessary licenses, authorizations, consents and approvals and has made all necessary filings required under any Law, and has obtained all necessary authorizations, consents and approvals from other persons, required in order to conduct its business as described in the SEC Reports, except to the extent that any failure to have any such licenses, authorizations, consents or approvals, to make any such filings or to obtain any such authorizations, consents or approvals would not, or would not reasonably be expected to, individually or in the aggregate, have a Manager Material Adverse Effect; the Manager is not required by any applicable law to obtain accreditation or certification from any governmental agency or authority in order to provide the products and services that it currently provides or that it proposes to provide as set forth in the SEC Reports; the Manager is not in violation of, in default under, or has received any notice regarding a possible violation, default or revocation of any such license, authorization, consent or approval or any federal, state, local or foreign law, regulation or rule or any decree, order or judgment applicable to the Manager the effect of which could, or could reasonably be expected to, individually or in the aggregate, result in a Manager Material Adverse Effect; and no such license, authorization, consent or approval contains a materially burdensome restriction that is not adequately disclosed in the SEC Reports.

(h)             None of the Manager or any of its respective directors, officers, representatives or affiliates has taken, nor will take, directly or indirectly, any action that is designed to or that has constituted or that might reasonably be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities or the Warrant Shares to be issued upon exercise of the Warrants, or to result in a violation at Regulation M under the Exchange Act.

(i)               There are no actions, suits, proceedings, inquiries or investigations pending or, to the knowledge of the Manager, threatened against the Manager or any of its respective officers and directors or to which the properties, assets or rights of any such entity are subject, at law or in equity, before or by any federal, state, local or foreign governmental or regulatory commission, board, body, authority, arbitral panel or agency that could result in a judgment, decree, award or order that would, or would be reasonably likely to, individually or in the aggregate, result in a Manager Material Adverse Effect.

2.3             Representations, Warranties and Covenants of the Purchaser. The Purchaser represents and warrants to, and covenants with, the Company and the Operating Partnership, as of the date of this Agreement and the Closing Date, that:

(a)              Experience. The Purchaser is knowledgeable, sophisticated and experienced in financial and business matters in making, and is qualified to make, decisions with respect to investments in shares representing an investment decision like that involved in the purchase of the Securities and has the ability to bear the economic risks of an investment in the Securities and the Purchaser has had an opportunity to discuss this investment with representatives of the Company and ask questions of them.

(b)             Own Account. The Purchaser understands that the Securities are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Securities as principal for its own account and not with a view to or for distributing or reselling such Securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Securities in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Securities in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting such Purchaser’s right to sell the Securities pursuant to the Registration Statement or otherwise in compliance with applicable federal and state securities laws).

(c)             Institutional Accredited Investor. The Purchaser is an institutional “accredited investor” as defined in Rule 501(a)(1), (2), (3), (7), (8), (9), (12), and (13) under the Securities Act.

(d)             Reliance on Exemptions. The Purchaser understands that the Securities are being offered and sold to it in reliance upon specific exemptions from the registration requirements of the Securities Act and state securities laws and that the Company is relying upon the truth and accuracy of, and the Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Securities. The Purchaser understands that the Securities cannot be resold without registration under, or a specific exemption from the registration requirements of, the Securities Act and state securities laws.

(e)             Access to Information. The Purchaser acknowledges that it has had the opportunity to review the Transaction Documents (including all exhibits and schedules thereto) and the SEC Reports and has been afforded, (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities; (ii) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

(f)              Investment Decision. The Purchaser understands that nothing in this Agreement or any other materials presented to the Purchaser in connection with the purchase and sale of the Securities constitutes legal, tax or investment advice. The Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Securities.

(g)             Legends. The Purchaser understands that, until such time as the Securities and the Warrant Shares may be sold pursuant to Rule 144 under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold and except if and to the extent otherwise provided below in this Section 2.3, the Securities and the Warrant Shares will bear a restrictive legend in substantially the following form:

“THE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SHARES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS.”

The Shares and Warrant Shares shall not be required to contain any legend (including the legends set forth above in this Section 2.3 hereof) while a registration statement covering the resale of such Shares and Warrant Shares is effective under the Securities Act. The Company shall cause its counsel to issue a legal opinion to the Transfer Agent if required by the Transfer Agent to effect the removal of the legends hereunder, provided that such legends are not required pursuant to the foregoing provisions of this paragraph.

(h)             Stop Transfer. When issued, the Securities purchased hereunder and any Warrant Shares may be subject to a stop transfer order with the Transfer Agent that restricts the transfer of such Shares except upon receipt by the Transfer Agent of a written confirmation from the Purchaser to the effect that the Purchaser has satisfied its prospectus delivery requirements or upon receipt by the Transfer Agent of written instructions from the Company authorizing such transfer.

(i)              Organization; Authority; Validity; Enforcement. The Purchaser is duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation with full right, corporate power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The Purchaser further represents and warrants to, and covenants with, the Company that (i) the Purchaser has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, (ii) the making and performance of this Agreement by the Purchaser and the consummation of the transactions herein contemplated will not violate any applicable provision of the organizational documents of the Purchaser or conflict with, result in the breach or violation of, or constitute, either by itself or upon notice or the passage of time or both, a default under any material agreement, mortgage, deed of trust, lease, franchise, license, indenture, permit or other instrument to which the Purchaser is a party or, any statute or any authorization, judgment, decree, order, rule or regulation of any court or any regulatory body, administrative agency or other governmental agency or body applicable to the Purchaser, (iii) no consent, approval, authorization or other order of any court, regulatory body, administrative agency or other governmental agency or body is required on the part of the Purchaser for the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, (iv) upon the execution and delivery of this Agreement, this Agreement shall constitute a legal, valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or the enforcement of creditor’s rights and the application of equitable principles relating to the availability of remedies, and (v) there is not in effect any order enjoining or restraining the Purchaser from entering into or engaging in any of the transactions contemplated by this Agreement.

(j)              Material Non-Public Information. The Purchaser acknowledges that it and its representatives are aware that the U.S. securities laws prohibit any person who has material non-public information about an issuer from purchasing or selling, directly or indirectly, securities of such issuer (including entering into hedge transactions involving such securities), or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

ARTICLE 3.

INDEMNIFICATION

3.1             Indemnification.

(a)             For the purpose of this Section 3.1: the term “Purchaser Affiliate” shall mean any affiliate of the Purchaser, including a transferee who is an affiliate of the Purchaser, and any person who controls the Purchaser or any affiliate of the Purchaser within the meaning of Section 15 of the Securities Act, including Rule 405 promulgated thereunder, or Section 20 of the Exchange Act.

(b)             The Company agrees to indemnify and hold harmless the Purchaser and each Purchaser Affiliate, against any losses, claims, actions, damages, liabilities or expenses (including the reasonable cost of investigation and any legal, attorneys’ or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim) (collectively, “Losses”), joint or several, to which the Purchaser or Purchaser Affiliates may become subject or incur, under the Securities Act, the Exchange Act, or any other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of the Company, which consent shall not be unreasonably withheld or delayed), insofar as any such Losses (or actions in respect thereof as contemplated below) (i) arise out of or are based in whole or in part on any breach in the representations, warranties and covenants of the Company or the Manager contained in this Agreement, or any failure of the Company to perform its obligations hereunder or under law; or (ii) arise out of or are based in whole or in part on any application or other document, or any amendment or supplement thereto, executed by the Company or the Manager or based upon written information furnished by or on behalf of the Company filed in any jurisdiction (domestic or foreign) in order to qualify the Securities or the Warrant Shares issuable upon exercise of the Warrants under the securities or blue sky laws thereof or filed with the Commission or any securities association or securities exchange, and will promptly reimburse the Purchaser and each Purchaser Affiliate for any legal and other expenses as such expenses are reasonably incurred by the Purchaser or the Purchaser Affiliate in connection with investigating, defending or preparing to defend, settling, compromising or paying any such Losses; provided, however, that the Company will not be liable for amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the written consent of the Company, which consent shall not be unreasonably withheld or delayed, and the Company will not be liable in any such case to the extent that any such Losses primarily arise out of or are primarily based upon the breach by the Purchaser of any of the representations or warranties made by the Purchaser herein. The indemnity agreement set forth in this Section 3.1(b) shall be in addition to any liability to which the Company or the Manager may otherwise have.

(c)             The Purchaser will indemnify and hold harmless the Company, each of its directors, each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, against any Losses to which the Company, each of its directors, each controlling person or the Operating Partnership may become subject or incur, under the Securities Act, the Exchange Act, or any other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation) insofar as such Losses (or actions in respect thereof as contemplated below) arise out of or are based upon (i) the failure of the Purchaser to comply with the covenants and agreements contained in Section 2.3 hereof; or (ii) any breach in the representations or warranties made by the Purchaser herein; provided, however, that the Purchaser will not be liable for amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed, and the Purchaser will not be liable in any such case to the extent that any such Losses primarily arise out of or are primarily based upon the breach by the Company or the Manager of any of the representations, warranties or covenants made by the Company or the Manager herein.

(d)             Procedures. Promptly after receipt by an indemnified party under Section 3.1 of notice of the threat or commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under Section 3.1 promptly notify each such indemnifying party in writing thereof, but the failure or delay to notify such indemnifying parties will not relieve such indemnifying parties from any liability that they may have to any indemnified party under the indemnity agreement contained in Section 3.1, except to the extent that its ability to defend is actually impaired by such failure or delay. In case any such action is brought against any indemnified party and such indemnified party seeks or intends to seek indemnity from any indemnifying party, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, jointly with all other indemnifying parties similarly notified, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party, and the indemnified party shall have reasonably concluded, based on the advice of counsel reasonably satisfactory to the indemnifying party, that there may be a conflict of interest between the positions of the indemnifying party and the indemnified party in conducting the defense of any such action or that there may be legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties, and the cost of such defense shall constitute indemnifiable Losses hereunder. Upon receipt of notice from the indemnifying party to such indemnified party of its election to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under Section 3.1 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed such counsel in connection with the assumption of legal defenses in accordance with the proviso to the preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel, reasonably satisfactory to such indemnifying party, representing all of the indemnified parties who are parties to any one action or series of related actions in the same jurisdiction (other than local counsel in any such jurisdiction)) or (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of action, in each of which cases the reasonable fees and expenses of counsel shall be at the expense of the indemnifying party. In no event shall any indemnifying party be liable for any settlement or in respect of any amounts paid in settlement of any claim, action or proceeding unless the indemnifying party shall have approved in writing the terms of such settlement; provided, however, that such consent shall not be unreasonably withheld or delayed. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened claim, action or proceeding in respect of which any indemnified party is or could have been a party and indemnification could have been sought hereunder by such indemnified party from all Losses that are the subject matter of such claim, action or proceeding, unless such settlement (x) includes an unconditional release of such indemnified party, in form and substance reasonably satisfactory to such indemnified party, from all liability on claims that are the subject matter of the subject claim, action or proceeding and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

ARTICLE 4.

COVENANTS

4.1             Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or as consented to in advance in writing by the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), each of the Company and the Manager shall cause the Company and the Subsidiaries to: (a) conduct their businesses in all material respects in the ordinary course of business consistent with past practice; and (b) use commercially reasonable efforts to maintain and preserve intact the current organization and business of the Company and the Subsidiaries and to preserve the rights, franchises, goodwill and relationships of the key customers, lenders, suppliers, regulators and others having material business relationships with the Company and the Subsidiaries.

4.2             Exchange of Warrants for Common Stock. From the date hereof until the earlier of the Closing and any termination of this Agreement in accordance with its terms, the Company and the Manager shall use their respective reasonable best efforts to enter into exchange agreements in substantially the form of the exchange agreements entered into by the Company and the Manager concurrently with the execution of this Agreement (the “Exchange Agreements”) with the holders of the Company’s outstanding warrants (the “Warrant Holders”) who are not yet party to an Exchange Agreement, pursuant to which, in each case, the applicable Warrant Holders agree to exchange their existing warrants for Common Stock on the terms and subject to the conditions therein.

4.3             Management Agreement and Management Termination Fee. From the date hereof until the earlier of the Closing and any termination of this Agreement in accordance with its terms, (i) the Company and the Manager shall use their respective reasonable best efforts to cause any members of the Manager who are not yet party to the Management Termination and Release Agreement to execute a joinder (or any agreement of similar effect) thereto, pursuant to which such members will commit to receive their respective portions of the Management Agreement termination fee in Common Stock.

4.4             Company Service Marks. From the date hereof until the earlier of the Closing and any termination of this Agreement in accordance with its terms, each of the parties hereto will use reasonable best efforts to (i) transfer the ownership of the marks, logos and corporate names licensed to the Company (the “Licensed Marks”) under the Trademark License Agreement, dated July 8, 2014, by and between the Company and Aspen Yo LLC, or (ii) ensure that the Company continues to have an exclusive right to use the Licensed Marks following the termination of the Management Agreement.

4.5             Most Favored Nations Representations and Warranties. From the date hereof until the earlier of the Closing and any termination of this Agreement in accordance with its terms, if the Company agrees to sell any securities of the Company or any Subsidiary to a third party (a “Third Party Purchaser”), and the documentation in connection with the sale of such securities includes representations and warranties regarding the Company or any Subsidiary that are more favorable (“MFN R&Ws”) than those in this Agreement, the Company will promptly provide the Purchaser with written notice thereof, together with a copy of the MFN R&Ws. In the event the Purchaser determines in good faith that the MFN R&Ws are more favorable to the Third Party Purchaser than the representations and warranties in this Agreement in any respect, the Purchaser will notify the Company in writing, and promptly following receipt of such written notice, the Company will agree to amend and restate this Agreement to include the MFN R&Ws.

4.6             Preparation of the Proxy Statement; Stockholder Meeting.

(a)             As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the Commission a preliminary proxy statement to be sent to the Company’s stockholders in connection with the Company Stockholders Meeting (“Proxy Statement”). Subject to Section 5.1, the Proxy Statement shall include the Company Recommendation. The Purchaser shall cooperate with the Company in the preparation of the Proxy Statement, and shall furnish all information concerning it, any of its affiliates and any transaction any of them have or are contemplating entering into in connection with this Agreement that is necessary or appropriate in connection with the preparation of the Proxy Statement, and provide such other assistance, as may be reasonably requested in the connection with the preparation, filing and distribution of the Proxy Statement. The parties hereto shall use their respective reasonable best efforts to have the Proxy Statement cleared by the Commission as promptly as reasonably practicable after such filing. Prior to filing or mailing the Proxy Statement or any related documents (or in each case, any amendment or supplement thereto other than filings under the Exchange Act either not related to this Agreement or that relate to an Alternative Proposal (as defined below)) or responding to any comments of the Commission with respect thereto, to the extent reasonably practicable, the Company shall provide the Purchaser with an opportunity to review and comment on such document or response and shall consider in good faith any comments on such document or response reasonably proposed by the Purchaser. The Company shall notify the Purchaser promptly of the receipt of any comments to the Proxy Statement from the Commission or its staff and of any request by the Commission or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply the Purchaser with copies of all correspondence between the Company and the Commission or its staff with respect to the Proxy Statement or the Transactions.

(b)             If, at any time prior to the Stockholder Meeting, any information relating to the Company or the Purchaser, any of its affiliates or any transaction any of them have or are contemplating entering into in connection with this Agreement, is discovered by the Company or the Purchaser that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall as promptly as practicable notify the other party. Following such notification, the Company shall file with the Commission an appropriate amendment or supplement describing such information as promptly as reasonably practicable after the Purchaser has had a reasonable opportunity to review and comment thereon, and, to the extent the Company determines it is required by applicable Law, the Company shall disseminate such amendment or supplement to the stockholders of the Company.

(c)             Subject to Section 5.1, the Company shall, as promptly as reasonably practicable after the Proxy Statement is cleared by the Commission for mailing to the Company’s stockholders, duly call, give notice of, convene and hold the Stockholder Meeting for the purpose of seeking the Company Stockholder Approval.

(d)             Notwithstanding any provision of this Agreement to the contrary, the Company may, in its reasonable discretion, adjourn, recess or postpone the Stockholder Meeting and may change the record date thereof, (i) to the extent necessary, in the judgment of the Company Board, to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of the Company within a reasonable amount of time in advance of the Stockholder Meeting, (ii) if as of the time for which the Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholder Meeting or to the extent that at such time the Company has not received proxies sufficient to allow the receipt of the Company Stockholder Approval at the Stockholder Meeting or (iii) to the extent the Company determines in good faith that failure to do so would be inconsistent with the Company’s obligations under applicable Law; provided, that the Company shall reconvene the Stockholder Meeting as promptly as practicable following such time as the matters described in clauses (i) through (iii) have been resolved, and in no event shall the Stockholder Meeting be (A) postponed or adjourned for (1) more than ten (10) Business Days for any individual postponement or adjournment or (2) except for any postponement or adjournment pursuant to clause (i), more than twenty (20) Business Days in the aggregate or (B) reconvened on a date that is later than five (5) Business Days prior to the Outside Date. Subject to Section 5.1, the Company Board shall recommend that the Company’s stockholders approve the Stockholder Proposals (the “Company Recommendation”), and the Company shall, unless there has been a Change of Company Recommendation or this Agreement has been terminated in accordance with its terms, use its reasonable best efforts to solicit from its stockholders proxies as promptly as possible in favor of the Stockholder Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders.

ARTICLE 5.

MISCELLANEOUS

5.1             No Solicitation; Change of Company Recommendation.

(a)             Except as permitted by this Section 5.1, from and after the date hereof, until the earlier of the Closing and the termination of this Agreement, (i) the Manager and the Company shall, and shall cause their respective subsidiaries and other controlled affiliates and shall use their respective reasonable best efforts to cause their respective officers, directors, managers, employees, financial advisors, attorneys, agents advisors and representatives (collectively, “Representatives”) to, cease as of the date hereof any solicitations, discussions or negotiations with any persons that may be ongoing prior to the date hereof with respect to any Alternative Proposal and (ii) the Manager and the Company shall not, and shall cause their respective subsidiaries and other controlled affiliates, and shall use their reasonable best efforts to cause their respective Representatives not to, (A) initiate, solicit, knowingly encourage or knowingly facilitate the submission of any Alternative Proposal, (B) furnish any non-public information regarding the Company or any of its subsidiaries to any third person in connection with or in response to an Alternative Proposal by such third person or (C) participate in any discussions or negotiations with any third person with respect to any Alternative Proposal made by such third person; provided, that, notwithstanding anything to the contrary in this Section 5.1(a), if the Company receives any inquiry, expression of interest, proposal or offer that constitutes or could reasonably be expected to lead to an Alternative Proposal from any third person, the Company may (1) inform such third person that the Company is contractually prohibited from engaging in discussions with, or otherwise responding to, such third person in response thereto and (2) seek clarification of the terms and conditions thereof so as to determine whether such inquiry, expression of interest, proposal, offer or Alternative Proposal constitutes or could reasonably be expected to lead to a Superior Proposal.

(b)             Notwithstanding anything to the contrary contained in this Agreement, if, at any time following the execution and delivery of this Agreement and prior to the earlier of the Company obtaining the Company Stockholder Approval or the termination of this Agreement, (i) the Company has received a written Alternative Proposal from a person after the date of this Agreement that did not result from a material breach of Section 5.1(a) and (ii) the Company Board (or any committee thereof) determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Alternative Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, then the Company, its subsidiaries and other affiliates and their respective Representatives may (A) furnish information, including with respect to the Company and its subsidiaries, to the person making such Alternative Proposal and (B) participate in discussions or negotiations with the person making such Alternative Proposal in connection with such Alternative Proposal; provided, however, that the Company will not, and will not permit its subsidiaries and other affiliates and their respective Representatives to, disclose any material non-public information regarding the Company to such person without the Company first entering into a confidentiality agreement that contains confidentiality terms no less favorable to the Company in the aggregate in the good faith judgment of the Company than those contained in the Confidentiality Agreement (as defined below) (an “Acceptable Confidentiality Agreement”) with such person if such person is not already party to a confidentiality agreement with the Company. For the avoidance of doubt, all information provided to the Purchaser pursuant to this Section 5.1(b) will be subject to the terms of that certain Non-Disclosure Agreement, dated as of October 26, 2023 (the “Confidentiality Agreement”), by and between the Company and the Purchaser.

(c)             Except as set forth in Section 5.1 (d), from the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with its terms, neither the Company Board nor any committee thereof will (i) adopt, authorize, approve or recommend any Alternative Proposal, (ii) withhold, modify or amend, in a manner adverse to the Purchaser, the Company Recommendation or fail to include the Company Recommendation in the Proxy Statement (any action set forth in the foregoing clause (i) or (ii), a “Change of Company Recommendation”) or (iii) allow the Company or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement to effect any Alternative Transaction (other than an Acceptable Confidentiality Agreement) or requiring the Company to abandon, terminate or fail to consummate the Transactions.

(d)             Notwithstanding anything to the contrary contained in this Agreement, at any time prior to receipt of the Company Stockholder Approval, the Company Board (or any committee thereof) may make a Change of Company Recommendation (and, if so desired by the Company Board (or any committee thereof), terminate this Agreement, pursuant to Section 5.3.6 in order to cause the Company to enter into a definitive agreement with respect to an Alternative Proposal) if:

(i)                 (A) an Alternative Proposal (that did not result from a material breach of Section 5.1(a)) is made to the Company by a third person and (B) the Company Board (or any committee thereof) determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that such Alternative Proposal constitutes a Superior Proposal;

(ii)               the Company provides the Purchaser prior written notice of the Company’s intention to make a Change of Company Recommendation (a “Notice of Superior Proposal Change of Recommendation”), which notice shall identify the person making such Superior Proposal and include the draft of the definitive agreement to effect such Superior Proposal;

(iii)              if requested by the Purchaser, the Company has negotiated, and directed any applicable Representative of the Company or any of its subsidiaries to negotiate, with the Purchaser during the three (3) Business Days following the date of such Notice of Superior Proposal Change of Recommendation with respect to any changes to the terms of this Agreement proposed by the Purchaser in a binding irrevocable written offer; and

(iv)              taking into account any changes to the terms of this Agreement offered by the Purchaser in a binding irrevocable written offer to the Company pursuant to clause (iii) above, the Company Board (or any committee thereof) has determined in good faith, after consultation with its financial advisors and outside legal counsel, that such Alternative Proposal would continue to constitute a Superior Proposal if such changes irrevocably offered in writing by the Purchaser were to be given effect; provided, that any material amendment to the terms of such Alternative Proposal (whether or not in response to any changes proposed by the Purchaser pursuant to clause (iii) above) shall require a new Notice of Superior Proposal Change of Recommendation and an additional two (2) day period from the date of such notice during which the terms of clause (iii) above and this clause (iv) shall apply mutatis mutandis (other than the number of Business Days).

(e)             For purposes of this Agreement:

(i)                 “Alternative Proposal” shall refer to any proposal, offer or inquiry contemplating or otherwise relating to any Alternative Transaction (as defined below) other than an offer, proposal or inquiry by the Purchaser or any of its affiliates.

(ii)               “Alternative Transaction” shall refer to any transaction or series of related transactions involving: (A) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which (1) a person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of persons directly or indirectly acquires, or if consummated in accordance with its terms would acquire, beneficial or record ownership or control of securities representing 9.9% or more of the outstanding shares of any class of voting or equity securities of the Company (or any parent company resulting from such transaction), or (2) the Company issues securities representing 9.9% or more of the outstanding shares of any class of voting or equity securities of the Company (or any parent company resulting from such transaction); (B) any sale, lease, assignment, license, exchange, transfer, acquisition or disposition of any rights or assets (including equity interests of any Subsidiary of the Company) that constitute or account for (1) a majority of the consolidated net revenues of the Company and its Subsidiaries, consolidated net income of the Company and its Subsidiaries or consolidated book value of the Company and its Subsidiaries, or (2) a majority of the fair market value of the assets of the Company and its Subsidiaries; (C) any sale of all or substantially all of the assets or properties constituting, or the sale of control of, the business conducted by the Company and its Subsidiaries, including any sale of a majority of the equity interests of the Operating Partnership; (D) any liquidation or dissolution of the Company; (E) the appointment of a third party manager of the Company (other than the Purchaser or any of its affiliates) or the retention of the Manager as the manager of the Company; or (F) any combination of the foregoing.

(iii)              “Superior Proposal” shall mean a bona fide Alternative Proposal obtained after the date of this Agreement that did not result from a breach of Section 5.1(a), which the Company Board determines in good faith (after consultation with its outside counsel and financial advisor) (A) to be reasonably likely to be consummated if accepted and (B) to be more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by the Transaction Documents, in each case, taking into account at the time of determination all relevant circumstances, including the various legal, financial and regulatory aspects of such proposal, all the terms and conditions of such proposal and this Agreement, any changes to the terms of this Agreement offered by the Purchaser in response to such Alternative Proposal and the ability of the person making such Alternative Proposal to consummate the transactions contemplated by such Alternative Proposal (based upon, among other things, expectation of obtaining required approvals or any necessary financing)

(f)              Nothing contained in this Section 5.1 or elsewhere in this Agreement shall prohibit the Company from: (i) taking and disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a third party contemplated by Rule 14e-2(a) or making a statement required under Rule 14d-9 under the Exchange Act (including any “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) or (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside legal counsel, the failure to so disclose would reasonably be expected to constitute a breach of its duties to the Company or the Company’s stockholders under applicable law.

5.2             Fees and Expenses. Except as set forth in this Agreement, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all Transfer Agent fees (including, without limitation, any fees required for same-day processing of any instruction letter delivered by the Company and any exercise notice delivered by a Purchaser), stamp taxes and other taxes and duties levied in connection with the delivery of the Securities and any Warrant Shares upon exercise of the Warrants to the Purchaser. Notwithstanding the foregoing, if (i) there is a Change of Company Recommendation and this Agreement is terminated by the Purchaser or the Company pursuant to Section 5.3.4, (ii) the Company terminates this Agreement pursuant to Section 5.3.6 or (iii) the Purchaser terminates this Agreement pursuant to Section 5.3.5, the Company shall: (A) pay to the Purchaser a break-up fee in an amount equal to $2,000,000 (the “Break-up Fee”), (B) reimburse all of the Purchaser’s legal fees incurred by the Purchaser incident to the negotiation, preparation, execution, delivery and performance of the Transaction Documents in an amount not to exceed $1,000,000 (the “Reimbursement Expense”), (C) repurchase the Warrants at fair market value as determined by an independent third party using the Black-Scholes model (with values under such model based on standard assumptions as determined by such independent third party) and (D) pay to the Purchaser the outstanding balance of the Loan, as provided under Section 7.01(k) of the Loan Agreement.

5.3             Termination. This Agreement may be terminated prior to the Closing Date, whether before or after the Company Stockholder Approval:

5.3.1            by mutual written consent of the Company and the Purchaser;

5.3.2            by either the Company or the Purchaser, upon written notice to the other party, if the Closing shall not have occurred on or prior to 5:00 p.m., Eastern Time, on August 26, 2024 (the “Outside Date”); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 5.3.2 if the failure to consummate the Closing by the Outside Date is attributable to the breach by such party (including, in the case of the Company, the Manager) of any provision of this Agreement;

5.3.3            by either the Company or the Purchaser, upon written notice to the other party, if a court of competent jurisdiction or other governmental authority of competent jurisdiction shall have issued a final and non-appealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Transaction Documents; provided, however, that the right to terminate this Agreement under this Section 5.3.2 shall not be available to a party if the issuance of such final, non-appealable Order, decree or ruling is attributable to the breach by such party (including, in the case of the Company, the Manager) of any provision of this Agreement;

5.3.4            by either the Company or the Purchaser, upon written notice to the other party, if: (i) the Stockholder Meeting (including any adjournments or postponements thereof) shall have been held and the Company’s stockholders shall have taken a vote on the matters subject to the Company Stockholder Approval and (ii) the Company Stockholder Approval was not obtained;

5.3.5            by Purchaser, upon written notice to the Company, if any of the Company’s or the Manager’s representations and warranties shall have been inaccurate, or any of the Company’s or the Manager’s covenants or agreements contained in this Agreement shall have been breached, in any case, so as to cause the failure of a Closing Condition, and any such inaccuracy or breach is not curable within thirty (30) days following notice of such inaccuracy or breach, or, if curable, is not cured within thirty (30) days following notice of such inaccuracy or breach;

5.3.6            by the Company, in accordance with Section 5.1(d);

5.3.7            by the Company, upon written notice to the Purchaser, if any of the Purchaser’s representations and warranties shall have been inaccurate, or any of the Purchaser’s covenants or agreements contained in this Agreement shall have been breached, in any case, so as to cause the failure of a Closing Condition, and any such inaccuracy or breach is not curable within thirty (30) days following notice of such inaccuracy or breach, or, if curable, is not cured within thirty (30) days following notice of such inaccuracy or breach; or

5.3.8            by the Purchaser, upon written notice to the Company, if trading in any securities of the Company has been suspended by the Commission or by the NYSE, or if trading generally on the NYSE or in the Nasdaq over-the-counter market has been suspended (including an automatic halt in trading pursuant to market-decline triggers, other than those in which solely program trading is temporarily halted), or limitations on prices for trading (other than limitations on hours or numbers of days of trading) have been fixed, or maximum ranges for prices for securities have been required, by such exchange or FINRA or the over-the-counter market or by order of the Commission or any other governmental authority.

5.4             Entire Agreement. This Agreement, together with the exhibits, schedules and certificates referred to herein or delivered pursuant hereto, and the Transaction Documents contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.5             Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via electronic mail at or prior to 5:30 p.m. (Eastern Time) on a day on which the NYSE is open for trading (“Trading Day”), (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via electronic mail on a day that is not a Trading Day or later than 5:30 p.m. (Eastern Time) on any Trading Day, (c) the second (2nd) Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

5.6              Further Assurances. Each party agrees to cooperate with the other and their respective officers, employees, attorneys, accountants and other agents, and, generally, do such other reasonable acts and things in good faith as may be necessary to effectuate the intents and purposes of this Agreement, subject to the terms and conditions hereof and compliance with applicable Law, including taking reasonable action to facilitate the filing of any document or the taking of reasonable action to assist the other parties hereto in complying with the terms hereof.

5.7              Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed by the Company and the Purchaser. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

5.8              Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

5.9              Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. No party to this Agreement may assign this Agreement or any rights or obligations hereunder without the prior written consent of each other party to this Agreement (other than by merger). Notwithstanding the foregoing, no prior written consent shall be required for the Purchaser to assign this Agreement or any rights or obligations hereunder to a Purchaser Affiliate.

5.10          Governing Law; Jurisdiction; Waiver of Jury Trial.

5.10.1    All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof; provided, that all matters relating to the duties of the members of the Company Board (or any committee thereof) shall be governed by the laws of the State of Maryland. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If either party shall commence an action, suit or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action, suit or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

5.10.2    EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.10.2.

5.11          Survival. All covenants and agreements contained in this Agreement that by their terms contemplate performance thereof following the Closing or otherwise expressly by their terms survive the Closing will survive the Closing until fully performed. All representations and warranties made by the Company, the Operating Partnership or the Purchaser in this Agreement shall survive until the eighteen (18)-month anniversary of the Closing.

5.12          Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

5.13          Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

5.14          Remedies. The parties hereto hereby expressly recognize and acknowledge that immediate, extensive and irreparable damage would result, no adequate remedy at law would exist and damages would be difficult to determine in the event that any provision of this Agreement is not performed in accordance with its specific terms or otherwise breached. It is hereby agreed that the parties hereto shall be entitled to specific performance of the terms hereof and immediate injunctive relief and other equitable relief, without the necessity of proving the inadequacy of money damages as a remedy, and the parties hereto further hereby agree to waive any requirement for the securing or posting of a bond or other undertaking in connection with the obtaining of such injunctive or other equitable relief. Such remedy shall, however, be in addition to any other remedies whatsoever which either party hereto may otherwise have. Each of the parties hereto hereby acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. The parties hereto further agree not to (a) oppose the granting, or raise any objection to the availability or granting, of the equitable remedy of specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement or (b) assert that a remedy of specific performance is (i) unenforceable, invalid, contrary to Law or inequitable, in any case, on the basis that a remedy of monetary damages would provide an adequate remedy for any breach of this Agreement or (ii) not an appropriate remedy for any reason at law or equity. Notwithstanding the foregoing, if the Company becomes obligated to pay the Break-up Fee and the Reimbursement Expense pursuant to Section 5.2, and actually pays such Break-up Fee and such Reimbursement Expense, each of the parties hereto acknowledges and agrees that the right of the Purchaser to receive the Break-up Fee and the Reimbursement Expense in accordance with Section 5.2 shall (x) constitute liquidated damages with respect to any claim which the Purchaser would otherwise be entitled to assert against the Company or any of its respective assets, with respect to any such termination of this Agreement, and (y) be the sole and exclusive remedy of the Purchaser against or with respect to the Company for any Loss suffered as a result of any breach of any covenant or agreement, the failure of the transactions contemplated by this Agreement to be consummated, or otherwise relating to or arising out of this Agreement or the transactions contemplated hereby. If the Company does not become obligated to pay the Break-up Fee or the Reimbursement Expense and does not pay such Break-up Fee or such Reimbursement Expense after becoming obligated to do so, the Purchaser shall retain all of its rights pursuant to this Agreement and pursuant to applicable Law. While the Purchaser may pursue a grant of specific performance under this Section 5.14, under no circumstances shall the Purchaser be permitted or entitled to receive both a grant of specific performance and payment of both the Break-up Fee and the Reimbursement Expense.

5.15          Interpretation.

5.15.1    When a reference is made herein to an Article, Section or Exhibit, such reference shall be to an Article, Section of, or Exhibit to, this Agreement unless otherwise indicated. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part hereof as if set forth in full herein.

5.15.2    Whenever the words “include,” “includes” or “including” are used in this Agreement and are not followed by the words “without limitation”, they shall be deemed to be followed by the words “without limitation.”

5.15.3    Unless the context requires otherwise, “or” shall be construed in the inclusive sense of “and/or”, words using the singular or plural number in this Agreement also include the plural or singular number, respectively, the use of any gender herein shall be deemed to include the other genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a person are also to its permitted successors and assigns.

5.15.4    References to “dollars” or “$” in this Agreement are to U.S. dollars and all payments hereunder shall be made in U.S. dollars.

5.15.5    References to “U.S.” in this Agreement are to the United States of America.

5.15.6    The terms “hereof,” “herein,” “herewith,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement.

5.15.7    References herein to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder whether or not reference is made to such amendments, rules or regulations. Notwithstanding the foregoing, for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date or dates.

5.15.8    The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise appears, shall be deemed to refer to the date set forth in the first paragraph of this Agreement.

5.15.9    The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if” unless the context in which such phrase is used shall dictate otherwise.

5.15.10  All terms used herein with initial capital letters have the meanings ascribed to them in this Agreement, unless otherwise specified herein, and all terms defined in this Agreement will have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

5.15.11 Any agreement or instrument defined or referred to herein means such agreement or instrument as from time to time amended, modified, or supplemented, including by waiver or consent, and references to all attachments thereto and instruments incorporated therein. References to any contract (including this Agreement) or organizational document are to the contract or organizational document as amended, modified, supplemented or replaced from time to time, unless otherwise stated.

5.15.12 All time periods within or following which any payment is to be made or act to be done shall be calculated by excluding the date on which the period commences and including the date on which the period ends and by extending the period to the first succeeding Business Day if the last day of the period is not a Business Day, if applicable.

5.15.13 Any requirement to provide “access” or “cooperate” (or derivative forms of those and other similar terms) shall be interpreted as requiring only electronic or telephonic access or cooperation and shall not require in-person meetings.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

GREAT AJAX CORP.		Address for Notice:
13190 SW 68th Parkway
Suite 110
Tigard, OR 97223
Email: larry@aspencapital.com

By:	/s/ Lawrence Mendelsohn
Name:	Lawrence Mendelsohn
Title:	Chief Executive Officer

GREAT AJAX OPERATING		Address for Notice:
PARTNERSHIP L.P.		13190 SW 68th Parkway
Suite 110
Tigard, OR 97223
Email: larry@aspencapital.com

By:	/s/ Lawrence Mendelsohn
Name:	Lawrence Mendelsohn
Title:	Member

THETIS ASSET MANAGEMENT LLC		Address for Notice:
13190 SW 68th Parkway
Suite 110
Tigard, OR 97223
Email: larry@aspencapital.com

By:	/s/ Lawrence Mendelsohn
Name:	Lawrence Mendelsohn
Title:	Manager

With a copy to (which shall not constitute notice):

Anna T. Pinedo

Mayer Brown LLP

1221 Avenue of the Americas

New York, NY 10020

Tel: (212) 506-2275

Email: apinedo@mayerbrown.com

Signature Page to Securities Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

RITHM CAPITAL CORP.

By:	/s/ Nicola Santoro Jr.
Name:	Nicola Santoro Jr.
Title:	Chief Financial Officer

Address for Notice to Purchaser:

Rithm Capital Corp.

799 Broadway

New York, New York 10003

Attention: Philip Sivin

Email: psivin@rithmcap.com

With a copy to (which shall not constitute notice):

Sidley Austin LLP

2021 McKinney Avenue

Suite 2000

Dallas, TX 75201

Attention: William D. Howell; Courtney J. Gilberg

Email: bhowell@sidley.com; cgilberg@sidley.com

Signature Page to Securities Purchase Agreement